EXHIBIT 99.1

News Release
TANGER REPORTS YEAR-END RESULTS FOR 2015
Adjusted Funds From Operations Per Share Increases 12.7%
Greensboro, NC, February 9, 2016, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported adjusted funds from operations ("AFFO") available to common shareholders increased 12.7% to $2.22 per share, or $221.4 million, from $1.97 per share, or $194.9 million for the year ended December 31, 2014. AFFO available to common shareholders for the three months ended December 31, 2015 increased 9.4% to $0.58 per share, or $58.1 million for the three months ended December 31, 2015, from $0.53 per share, or $52.9 million for the three months ended December 31, 2014. A reconciliation of funds from operations ("FFO") available to common shareholders, a widely accepted supplemental measure of REIT performance, to AFFO available to common shareholders is shown in the table below.

"2015 was another record year for Tanger. Significant highlights included opportunistic dispositions that upgraded the overall quality and long-term growth potential of the Tanger portfolio, delivery of four new Tanger Outlet Centers that expanded our total footprint significantly, and double digit AFFO per share growth over 2014, while achieving a compounded annual AFFO growth rate of 12.9% over the last three years. Other 2015 milestones included completing our 35th consecutive year with consolidated portfolio occupancy of at least 95%, and in the fourth quarter, reporting same center net operating income growth for the 44th consecutive quarter," commented Steven B. Tanger, President & Chief Executive Officer. "We enter 2016 with optimism. By year-end, we plan to open the two new Tanger Outlet Centers currently under construction. We are projecting solid AFFO growth for 2016, in spite of the dilutive impact of the recent asset sales. On a per share basis excluding this $0.08 per share net dilutive impact, the top end of our 2016 guidance for FFO represents a 9.5% growth rate over 2015 AFFO," he added.

	Three months ended		Year ended
	December 31,		December 31,
In thousands, except per share amounts:	2015	2014	2015	2014
FFO available to common shareholders, as reported	$58,834	$39,382	$222,149	$179,974
As adjusted for:
Acquisition costs	—	—	—	7
Abandoned pre-development costs	—	769	—	2,365
Casualty gain	—	(157)	—	(486)
Make-whole premium on early redemption of senior notes	—	13,140	—	13,140
Reversal of share-based compensation expense (1)	(731)	—	(731)	—
AFFO adjustments from unconsolidated joint ventures	—	—	—	237
Impact of above adjustments to the allocation of earnings to participating securities	8	(271)	8	(302)
Adjusted FFO available to common shareholders("AFFO")	$58,111	$52,863	$221,426	$194,935
Diluted weighted average common shares	99,905	99,023	99,837	98,954
FFO per share	$0.59	$0.40	$2.23	$1.82
AFFO per share	$0.58	$0.53	$2.22	$1.97

1.
Represents the reversal of certain share-based compensation awards previously recognized on awards not expected to vest due to the announcement of the Company’s Chief Financial Officer's pending retirement in May 2016.

Positively impacted by a $120.4 million gain on the sale of five non-core outlet centers and the company's ownership interest in a joint venture that owned an additional non-core outlet center, net income available to common shareholders for the year ended December 31, 2015 was $208.8 million, or $2.20 per share, compared to $72.1 million, or $0.77 per share, for the year ended December 31, 2014. Positively impacted by a $86.5 million gain on the sale of one non-core outlet center, net income available to common shareholders for the three months ended December 31, 2015 was $106.9 million, or $1.13 per share, compared to $17.1 million, or $0.18 per share, for the three months ended December 31, 2014.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.
Highlights

•	Same center net operating income increased 3.5% during 2015, compared to 2.6% during 2014

•	Blended average base rental rates on space renewed and released throughout the consolidated portfolio increased 22.4% during 2015, compared to 23.0% for 2014

•	Consolidated portfolio occupancy rate of 97.5% as of December 31, 2015, up 30 basis points compared to 97.2% at September 30, 2015

•	Average tenant sales for the consolidated portfolio of $395 per square foot for the twelve months ended December 31, 2015, flat compared to the twelve months ended December 31, 2014

•	Debt-to-total market capitalization ratio of 32% as of December 31, 2015

•	Interest coverage ratio of 4.58 times for 2015, compared to 4.09 times for 2014

•
Raised regular quarterly common share cash dividend in April 2015 by 18.8% on annualized basis to $1.14 per share, marking the 22nd consecutive year of increased dividends, and paid a special dividend of $0.21 per share on January 15, 2016

•	Opened 4 new Tanger Outlet Centers and commenced construction of 2 additional new Tanger Outlet Centers during 2015

•
Completed the sale of six non-core outlet centers, including the company's interest in a joint venture partnership that owned one non-core outlet center during 2015, and in January 2016, completed the sale of one additional non-core outlet center

•	Elected David B. Henry to Board of Directors effective January 1, 2016

•
Unencumbered the Deer Park, New York outlet center by repaying a $150.0 million mortgage loan secured by the property in January 2016, which resulted in a $108.7 million reduction in floating rate debt

Core Portfolio Drives Operating Results
During the year ended December 31, 2015, Tanger executed 397 leases totaling 1,726,000 square feet throughout its consolidated portfolio with a 22.4% increase in average base rental rates, on top of a 23.0% increase for the year ended December 31, 2014. Lease renewals accounted for 1,282,000 square feet, which generated a 19.7% increase in average base rental rates, on top of a 17.1% increase for the year ended December 31, 2014. Leases renewed represent 84% of the space scheduled to expire in 2015, on top of a 2014 renewal rate of 77% as of December 31, 2014. Re-tenanted space accounted for the remaining 444,000 square feet, with an increase in average base rental rates of 29.4%, compared to a 36.1% increase for the year ended December 31, 2014.

Historically, most of the company's leasing activity in the consolidated portfolio happens early in the year. During the fourth quarter of 2015, only 12% of the total square feet renewed during 2015 was completed, and only five leases were retenanted. Later quarters, when only a small portion of the annual leasing activity occurs, may not be representative of ongoing leasing performance, as the mix of leases can easily skew rent spreads when the base activity is small. As of January 31, 2016, Tanger already had leases executed or in process for 59% of the space in the consolidated portfolio scheduled to expire during 2016, up from 55% of the space scheduled to expire during 2015 that was executed or in process as of January 31, 2015. During January 2016, Tanger renewed or retenanted 716,000 square feet, which generated blended cash and straight-line rent spreads of 10.9% and 22.4%, respectively.

Consolidated portfolio same center net operating income for the year ended December 31, 2015, increased 3.5%, compared to a 2.6% increase for the year ended December 31, 2014. For the three months ended December 31, 2015, consolidated portfolio same center net operating income increased 2.1%, compared to a 2.7% increase for the three months ended December 31, 2014. Same center net operating income excludes lease termination fees of $4.6 million and $0.2 million for the year ended and three months ended December 31, 2015, respectively.

Consolidated portfolio average tenant sales for the twelve months ended December 31, 2015 were $395 per square foot, flat compared to the twelve months ended December 31, 2014. Sales are based on reports by all reporting retailers leasing outlet center stores less than 20,000 square feet in size which have occupied such stores for a minimum of twelve months.

As of December 31, 2015, the company's consolidated portfolio was 97.5% occupied, an increase of 30 basis points from 97.2% as of September 30, 2015, marking Tanger's 35th consecutive year with occupancy of 95% or greater at year-end.

Investment Activities Provide Potential Future Growth
In 2015, Tanger delivered four new Tanger Outlet Centers totaling 1.4 million square feet, or approximately 10% expansion based on the company's footprint at the beginning of the year. These projects represent a total investment of approximately $386.1 million and are currently expected to generate a weighted average stabilized yield of approximately 10.1%. Tanger's net equity requirement for these projects is expected to be approximately $153.1 million, substantially all of which had been funded as of December 31, 2015.
The company opened its newest Tanger Outlet Center on November 20, 2015 in the Memphis, Tennessee market in Southaven, Mississippi. The 324,000 square foot center opened 96% leased and has generated positive feedback from shoppers and retailers. The other new outlet centers delivered by Tanger during 2015 are located in the Savannah, Georgia market (opened April 16, 2015), at Foxwoods Resort Casino in Mashantucket, Connecticut (opened May 21, 2015), and in the Grand Rapids, Michigan market (opened July 31, 2015). All of these new centers were at least 95% occupied as of December 31, 2015.
Construction of two additional Tanger Outlet Centers is ongoing, with plans to open both properties during 2016. Grand opening festivities are currently scheduled for June 2016 in the Columbus, Ohio market, and Tanger currently expects to complete construction in the Daytona Beach, Florida market in time for a holiday 2016 opening. These projects represent a total investment of approximately $186.1 million and are currently expected to generate a weighted average stabilized yield of approximately 10.3%. Tanger's net equity requirement is expected to be approximately $138.7 million, including $103.5 million of which remained to be funded as of December 31, 2015. In addition, the company has a shadow pipeline of new development opportunities that have not yet been announced, all of which are currently in the pre-development stage.
Asset Recycling Activity Strengthens Portfolio
During 2015, Tanger improved its overall asset quality by opportunistically divesting six non-core assets, including its ownership interest in a joint venture partnership that owned one non-core outlet center. The centers were small and older, with an average age of approximately 24 years, compared to Tanger's remaining portfolio average of 16 years. The 2015 divestitures included the sale of non-core outlet centers located in Kittery, Maine (two centers); Tuscola, Illinois; West Branch, Michigan; Barstow, California; and the company's ownership interest in a joint venture partnership that owned a non-core outlet center located in Wisconsin Dells, Wisconsin. The company believes these assets may no longer produce the growth in long-term internal cash flow and tenant sales that Tanger expects within its core portfolio due to various factors, including the potential upcoming capital expenditures necessary to enhance older centers, and changes within the individual markets in which these centers are located. Gross proceeds for these transactions totaled $166.3 million, and the company recorded gains of $120.4 million and $86.5 million, respectively for year and three months ended December 31, 2015.
As of December 31, 2015, the balance of the proceeds from the 2015 asset sales held by a qualified intermediary was $121.3 million, which was classified in the company's balance sheet as restricted cash. A portion of these proceeds were used in the recent Deer Park transactions, described in the section "Balance Sheet Summary" below, which helped Tanger defer a significant portion of the tax gains related to the 2015 asset sales. Immediately following the unencumbrance of the Deer Park asset, approximately $16.8 million of 2015 asset sales proceeds remained in restricted cash. The company intends to invest the remaining proceeds in qualified replacement property, including the ongoing construction of Tanger's wholly-owned new outlet center development project in Daytona Beach, Florida. However, any proceeds that the company is unable to reinvest using this strategy may be used for the payment of an additional special dividend, if required. Any residual proceeds will be utilized to pay down debt balances.
On January 12, 2016, the company completed the sale of a small outlet center in Fort Myers, Florida near Sanibel Island. The $26.0 million transaction represented a capitalization rate of approximately 7.0% for this bottom-tier asset. The proceeds from the Fort Myers transaction were used to pay down balances outstanding under the company's unsecured lines of credit. Tanger expects to record a book gain of approximately $4.9 million during the first quarter of 2016 and has elected not to defer any taxable gain, as the transaction is not expected to have a significant impact on 2016 taxable income.
Since 2014, including the consolidated and unconsolidated portfolio of properties, the company has sold eight properties totaling approximately 1.3 million square feet with an average age of 22 years and added five new centers totaling approximately 1.8 million square feet.
Balance Sheet Summary
As of December 31, 2015, Tanger had a total market capitalization of approximately $4.9 billion including $1.6 billion of debt outstanding, equating to a 32% debt-to-total market capitalization ratio. The company had $190.3 million outstanding under its $520.0 million in available unsecured lines of credit. For the year ended December 31, 2015, Tanger maintained an interest coverage ratio of 4.58 times.

In October 2015, the company closed on amendments to its unsecured lines of credit, extending the maturity from October 2017 to October 2019, with the ability to further extend the maturity date for an additional year at Tanger's option. In addition, the amendments reduced the interest rate from LIBOR plus 1.00% to LIBOR plus 0.90%, based on the company's current credit ratings, and increased the maximum borrowings to which the syndicated line can be increased through an accordion feature from $750.0 million to $1.0 billion.

On April 1, 2015, the company's Board of Directors approved an increase in its regular quarterly common dividend to $1.14 per share from $0.96 per share on an annualized basis, representing an increase of 18.8%. Tanger has paid a cash dividend each quarter and has increased its dividend each year since becoming a public company in May 1993. On December 10, 2015, Tanger's Board of Directors approved a special dividend of $0.21 per share which was paid on January 15, 2016 to holders of record on December 31, 2015. Together, this special dividend and the regular quarterly common share dividends paid in 2015, represent a 38% increase over dividends paid in 2014, or a 16.3% three-year compounded annual growth rate.

In January 2016, Tanger unencumbered the Deer Park, New York center by repaying the $150.0 million floating rate mortgage loan secured by the property and increased its legal ownership interest in the property to 100% by repaying a $28.4 million deferred financing obligation owed to its former partner. The transactions were funded with a portion of the proceeds from the asset sales and borrowings under the company's unsecured lines of credit, resulting in a $108.7 million reduction of Tanger's floating rate debt.

FFO Per Share Guidance for 2016
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income and funds from operations for 2016 will be as follows:

For the year ended December 31, 2016:
	Low Range	High Range
Estimated diluted net income per share	$1.07	$1.13
Noncontrolling interest, depreciation and amortization
of real estate assets including noncontrolling interest
share and our share of unconsolidated joint ventures,
and gains on sale of real estate	1.22	1.22
Estimated diluted FFO per share	$2.29	$2.35

Tanger's guidance reflects estimated same center net operating income growth of 3.0% to 3.5% and assumes that tenant sales remain stable. In addition, 2016 guidance includes incremental net operating income related to the full year impact of four new outlet centers that opened in 2015, and the partial year impact of the new outlet center in Columbus, Ohio that is expected to open in 2016. The Daytona Beach, Florida project is not expected to have a significant impact until 2017, as it is not expected to open until holiday 2016.

The company estimates the 2015 and early 2016 asset sales will have a net dilutive impact on 2016 FFO of approximately $0.08 per share, consisting of a reduction in net operating income of approximately $0.11 per share, partially offset by a reduction in interest expense of approximately $0.03 per share resulting from the use of proceeds. The dilutive impact on 2016 net income is expected to be approximately $0.05 per share. The difference in the calculation of net income and FFO is that net income includes depreciation and amortization of real estate assets, which are excluded from FFO.

Tanger's estimates reflect average projected general and administrative expense of approximately $11.4 million to $11.9 million per quarter and average projected management, leasing, and other services income of approximately $1.0 million per quarter . The company's floating rate interest expense forecast includes interest rate assumptions based on the forward LIBOR curve, with a gradual increase during the year, resulting in a projected average 30-day LIBOR rate of 0.685% for 2016. Tanger's estimates assume the Canadian dollar to U.S. dollar exchange rate will average 73% for 2016. Tanger's guidance does not include the impact of any termination rents, additional refinancing transactions, the sale of any out parcels of land, any property acquisitions, or the sale of any additional properties. The company's guidance is based on approximately 100.1 million weighted average diluted common shares for 2016.

Year-End Conference Call

Tanger will host a conference call to discuss its year-end and fourth quarter results for analysts, investors and other interested parties on Wednesday, February 10, 2016, at 10 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 7901234 to be connected to the Tanger Factory Outlet Centers Year-End and Fourth Quarter 2015 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger's web site, investors.tangeroutlets.com. A telephone replay of the call will be available from February 10, 2016 at 1:00 p.m. through February 24, 2016 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 7901234. An online archive of the web cast will also be available through February 24, 2016.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that, as of February 9, 2016, operates and owns, or has an ownership interest in, a portfolio of 42 upscale outlet shopping centers and 2 additional centers currently under construction. Tanger's operating properties are located in 21 states coast to coast and in Canada, totaling approximately 14.3 million square feet leased to over 3,000 stores operated by more than 480 different brand name companies. The company has more than 35 years experience in the outlet industry. Tanger Outlet Centers continue to attract more than 185 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2015. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income, FFO and AFFO per share, same center net operating income, general and administrative expenses, and the dilutive impact from sales of certain properties and equity interests in unconsolidated joint ventures; estimates of short-term borrowing rates and Canadian exchange rates; improvement in the overall quality and growth profile of the portfolio; plans for new developments; the projected openings of proposed developments; total costs and equity requirements to complete construction of new outlet centers and the expected average stabilized yield; tenant demand for space; the renewal and re-tenanting of space; the timing of leasing activity during the year; the use of proceeds from the property sales, the company's ability to invest the proceeds in a tax efficient manner, the amount of taxable gains associated with asset sales, and the amount of such gains that can be deferred; expected growth in longer-term cash flow and tenant sales in the core portfolio; potential future dividends; tenant sales and sales trends as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether the company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income or funds from operations, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and December 31, 2015, when available.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
REVENUES
Base rentals (a)	$73,889	$69,732	$289,688	$274,480
Percentage rentals	3,261	3,675	10,157	10,307
Expense reimbursements	32,653	32,075	126,468	122,532
Management, leasing and other services	1,163	1,043	5,426	3,591
Other income	1,835	1,849	7,630	7,648
Total revenues	112,801	108,374	439,369	418,558
EXPENSES
Property operating	37,582	34,968	146,503	137,422
General and administrative	10,038	11,652	44,469	44,469
Acquisition costs (b)	—	—	—	7
Abandoned pre-development costs (c)	—	769	—	2,365
Depreciation and amortization	26,890	25,398	103,936	102,432
Total expenses	74,510	72,787	294,908	286,695
Operating income	38,291	35,587	144,461	131,863

OTHER INCOME/(EXPENSE)
Interest expense	(14,078)	(14,527)	(54,188)	(57,931)
Loss on early extinguishment of debt	—	(13,140)	—	(13,140)
Gain on sale of assets and interests in unconsolidated entities	86,506	7,513	120,447	7,513
Other nonoperating income (expense)	62	234	(36)	794
Income before equity in earnings of unconsolidated joint ventures	110,781	15,667	210,684	69,099
Equity in earnings of unconsolidated joint ventures	3,182	2,853	11,484	9,053
Net income	113,963	18,520	222,168	78,152
Noncontrolling interests in Operating Partnership	(5,799)	(954)	(11,331)	(4,037)
Noncontrolling interests in other consolidated partnerships	(32)	(24)	363	(104)
Net income attributable to Tanger Factory Outlet Centers, Inc.	108,132	17,542	211,200	74,011
Allocation of earnings to participating securities	(1,198)	(481)	(2,408)	(1,872)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$106,934	$17,061	$208,792	$72,139

Basic earnings per common share:
Net income	$1.13	$0.18	$2.20	$0.77

Diluted earnings per common share:
Net income	$1.13	$0.18	$2.20	$0.77

a.	Includes straight-line rent and market rent adjustments of $1,382 and $202 for the three months ended and $4,341 and $3,319 for the years ended December 31, 2015 and 2014, respectively.

b.	Represents potential acquisition related expenses incurred during the periods presented.

c.	Represents costs related to pre-development projects no longer considered probable.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Rental property
Land	$240,267	$217,994
Buildings, improvements and fixtures	2,249,417	1,947,083
Construction in progress	23,533	98,526
	2,513,217	2,263,603
Accumulated depreciation	(748,341)	(662,236)
Total rental property, net	1,764,876	1,601,367
Cash and cash equivalents	21,558	16,875
Restricted cash (a)	121,306	—
Rental property held for sale	—	46,005
Investments in unconsolidated joint ventures	201,083	208,050
Deferred lease costs and other intangibles, net	127,089	140,883
Deferred debt origination costs, net	11,882	12,126
Prepaids and other assets	78,913	72,354
Total assets	$2,326,707	$2,097,660

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $5,747 and $6,426, respectively)	$794,253	$793,574
Unsecured term loans (net of discount of $81 and $241, respectively)	267,419	267,259
Mortgages payable (including premiums of $2,448 and $3,031, respectively)	311,834	271,361
Unsecured lines of credit	190,300	111,000
Total debt	1,563,806	1,443,194
Accounts payable and accrued expenses	97,396	69,558
Deferred financing obligation	28,388	28,388
Other liabilities	31,085	32,634
Total liabilities	1,720,675	1,573,774
Commitments and contingencies	—	—
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 95,880,825 and 95,509,781 shares issued and outstanding at December 31, 2015 and 2014, respectively	959	955
Paid in capital	806,379	791,566
Accumulated distributions in excess of net income	(195,486)	(281,679)
Accumulated other comprehensive loss	(36,715)	(14,023)
Equity attributable to Tanger Factory Outlet Centers, Inc.	575,137	496,819
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	30,309	26,417
Noncontrolling interests in other consolidated partnerships	586	650
Total equity	606,032	523,886
Total liabilities and equity	$2,326,707	$2,097,660

a.	Represents net proceeds from the sale of four properties being held by a qualified intermediary.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
FUNDS FROM OPERATIONS (a)
Net income	$113,963	$18,520	$222,168	$78,152
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	26,531	25,052	102,515	100,961
Depreciation and amortization of real estate assets - unconsolidated joint ventures	5,528	4,164	20,053	12,212
Gain on sale of assets and interests in unconsolidated entities	(86,506)	(7,513)	(120,447)	(7,513)
Funds from operations (FFO)	59,516	40,223	224,289	183,812
FFO attributable to noncontrolling interests in other consolidated partnerships	(57)	(46)	268	(185)
Allocation of earnings to participating securities (b)	(625)	(795)	(2,408)	(3,653)
Funds from operations available to common shareholders	$58,834	$39,382	$222,149	$179,974
Funds from operations available to common shareholders per share - diluted	$0.59	$0.40	$2.23	$1.82

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	94,768	93,851	94,698	93,769
Effect of outstanding options and restricted common shares	59	71	61	70
Diluted weighted average common shares (for earnings per share computations)	94,827	93,922	94,759	93,839
Exchangeable operating partnership units (c)	5,078	5,101	5,078	5,115
Diluted weighted average common shares (for funds from operations per share computations)	99,905	99,023	99,837	98,954

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	11,746	11,346	11,746	11,346
Partially owned - unconsolidated	2,747	2,606	2,747	2,606

Outlet centers in operation at end of period -
Consolidated	34	36	34	36
Partially owned - unconsolidated	9	9	9	9

States operated in at end of period (d)	21	23	21	23
Occupancy at end of period (d,e)	97.5%	98.0%	97.5%	98.0%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
Notional units granted in 2010 were converted into 933,769 restricted common shares in January 2014 which vested on December 31, 2014. The restricted common shares were considered participating securities through the vesting date.

c.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

d.	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.

e.	Excludes the Fort Myers, FL center which was sold on January 12, 2016.